EXHIBIT B

TERMINATION AGREEMENT

	Agreement dated as of June 30, 2001 by and among CELADON GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"); STEPHEN RUSSELL; and HANSEATIC CORPORATION, a corporation organized and existing under the laws of the State of New York (hereinafter referred to as "Hanseatic").

W I T N E S S E T H:

	WHEREAS, the parties have entered into a Stockholders
Agreement dated as of October 8, 1992, as amended July 3,
1996 (hereinafter referred to, collectively, as the "Stockholders Agreement"); and

	WHEREAS, the parties desire to terminate the Stockholders Agreement and all provisions thereof;

	NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.	Termination.  Effective on the date hereof, the
Stockholders Agreement is hereby in all respects terminated, released and discharged.

2.	Governing Law.  This Agreement shall be governed
by and construed in accordance with the laws of the State of New York applicable in the case of agreements made and to be performed entirely within such state.

3.	Counterparts . This Agreement may be executed in
counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.



IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

					CELADON GROUP, INC.


By s/Paul Will
   ------------------------

					HANSEATIC CORPORATION


					By s/Paul A. Biddelman
					  -------------------------


					s/Stephen Russell
					---------------------------
						Stephen Russell


G:\CORP\HANSEATI\AGREEMNT\TERMINATION EDGAR.doc